SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2007

M&F BANCORP, INC.

(Exact Name of Registrant as specified in its charter)

North Carolina	000-27307	56-1980549
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2634 Durham-Chapel Hill Boulevard, Durham, North Carolina 27707

(Address of principal executive offices)

Registrant’s telephone number, including area code (919) 683-1521

Not Applicable

(Former address of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Executive Officer Compensation. On January 12, 2007, M&F Bancorp, Inc. (the “Company”) and its wholly owned bank subsidiary, Mechanics & Farmers Bank (the “Bank”), Durham, North Carolina, entered into an employment agreement with Ms. Kim D. Saunders in connection with her appointment as President and Chief Executive Officer of the Company and the Bank, effective February 26, 2007. Information related to Ms. Saunders’ appointment is provided under Item 5.02 below.

Ms. Saunders’ employment agreement provides for an initial term of employment of three years, beginning February 26, 2007. At the end of the initial term, the term of employment will be automatically extended for additional terms of one year (each an “Additional Term”) unless a notice of termination is given by the Company and the Bank (together, the “Employer”) to Ms. Saunders not less than 120 days prior to the end of the initial term, or the Additional Term, as applicable.

The agreement provides for an annual base salary of $225,000. Ms. Saunders will be eligible to receive an annual bonus of up to 50% of her annual salary, to be determined by the Employer’s Boards but guaranteed at the end of her first year of employment to be not less than $25,000; a grant of $5,000 at the end of Ms. Saunders’ first year of employment for the purpose of purchasing Company stock; reimbursement of her reasonable moving expenses; and a temporary housing allowance of $1,500 per month for up to six months. The employment agreement also provides for reimbursement of all reasonable business expenses and participation in all retirement, welfare, health and other benefit plans or programs currently offered by Employer to other executive officers or which may be later offered to other executive officers. Further, Ms. Saunders’ shall be entitled to receive all other fringe benefits, which are now or may be provided to Employer’s executive officers. Employer also anticipates adopting a stock option plan by the end of Ms. Saunders’ second year of employment, in which she will be entitled to participate.

The employment agreement provides that Ms. Saunders may be terminated by the Employer for cause, as defined in the agreement, in which event she shall only be entitled to receive payment of sums due her as base salary and/or reimbursement of expenses incurred through the date of termination. In the event that Ms. Saunders is terminated without cause, or is terminated as the result of a change of control of either the Bank or the Company, she shall be entitled to receive payment of severance compensation equal to 100% of her then monthly base salary for 12 months following the date of termination. Also, Ms. Saunders may choose to terminate her employment upon giving Employer not less than 60 days notice.

In the event of Ms. Saunders’ disability (as defined in the agreement) for a period of 180 days, the Employer may terminate the agreement at its option, after which termination it shall pay Ms. Saunders an amount equal to her then-existing base salary, less any benefits received from any disability benefit or pension plan, until she becomes eligible for benefits under any long term disability plan or disability insurance program provided by the Company. In addition, Ms. Saunders shall receive any bonus earned or accrued through the date of termination. In the event of Ms. Saunders’ death during the term of the agreement, the agreement shall be terminated. In the event of Ms. Saunders’ death, her estate will be entitled to all sums due her as base salary and/or reimbursement of expenses through the end of the month during which her death occurred, plus any bonus earned or accrued through the date of death.

A copy of Ms. Saunders’s employment agreement is attached as Exhibit 99.1.

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; APPOINTMENT OF PRINCIPAL OFFICERS.

On January 10, 2007, it was mutually agreed among the Company, the Bank and Mr. Ron Wiley, President, Chief Executive Officer and Director of the Company and the Bank, that effective January 22, 2007, Mr. Wiley will resign from each of these offices to pursue other opportunities.

On January 18, 2007, the Boards of Directors of the Company and the Bank announced that Ms. Kim D. Saunders has been appointed to the positions of President and Chief Executive Officer of the Company and the Bank. Ms. Saunders’ appointment is effective February 26, 2007. Since 2003, Ms. Saunders has served as President and Chief Executive Officer of Consolidated Bank & Trust Company, in Richmond, Virginia. From 1998 until 2003, Ms. Saunders served as Executive Vice President and Chief Lending Officer of City First Bank of D.C., in Washington, D.C.

A brief description of the material terms of Ms. Saunders’ employment agreement is contained in Item 1.01, “Entry into a Material Definitive Agreement,” above, and is incorporated herein by reference.

A copy of the joint press release of the Company and the Bank dated January 18, 2007, making these announcements is attached as Exhibit 99.2 and is incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits.

The following exhibits are filed herewith:

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
99.1	Employment Agreement between M&F Bancorp, Inc., Mechanics & Farmers Bank and Kim D. Saunders dated January 12, 2007

99.2	Press Release dated January 18, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 18, 2007

M&F BANCORP, INC.

By:	/s/ Jonathan Sears Woodall
Jonathan Sears Woodall
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
99.1	Employment Agreement between M&F Bancorp, Inc., Mechanics & Farmers Bank and Kim D. Saunders dated January 12, 2007

99.2	Press Release dated January 18, 2007